UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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UNUM GROUP

(Name of Registrant as Specified in Its Charter)

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Responding to feedback on executive compensation

In response to feedback following the filing of its proxy statement on April 12, 2012, Unum Group (the “Company”) and the Human Capital Committee of the Board of Directors (the “Committee”) wish to address a specific concern that has been raised regarding increases to the incentive targets of its chief executive officer, Thomas R. Watjen, for 2012 performance. These targets were set by the Committee at its meeting in February 2012, at which time the Committee reviewed CEO compensation of the proxy peer group. Consistent with the objective of targeting the approximate median of the peer group and reflecting achievement of the Company’s and individual performance objectives, the Committee increased Mr. Watjen’s annual incentive target from 150% to 200% of base salary and his long-term incentive target from $5 million to $6 million. The Company has received feedback suggesting that there be a more direct link between Mr. Watjen’s 2012 incentive targets and shareholder return metrics. The Committee has always operated under the principle that there should be a strong linkage between shareholder return metrics and incentive compensation. Consistent with that philosophy, the Committee, with Mr. Watjen’s full support and concurrence, has decided to apply an additional performance condition to the increase in targets:

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The increases to Mr. Watjen’s annual and long-term incentive targets for 2012 performance will become effective only if the Company’s 1-year and 3-year total shareholder returns (TSRs) for the periods ending on December 31, 2012 exceed the respective medians of the comparable 1-year and 3-year TSRs of the Company’s proxy peer group identified on page 66 of its 2012 proxy statement.

If the Company’s TSR is at or below the proxy peer group median TSR for either the 1-year or 3-year period, there will be no increase to Mr. Watjen’s 2012 annual and long-term incentive targets, and his 2011 targets will be used in determining his 2012 compensation.

The Company and the Committee also wish to clarify certain aspects of its executive compensation programs, as outlined below.

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The annual incentive program rewards and motivates the achievement of pre-determined goals and objectives established by the Committee at the beginning of each year, as well as rewarding individual contributions related to the achievement of the Company’s goals. The long-term incentive program is 100% performance-based. It evaluates performance against pre-established goals and objectives that are longer term in focus, including for 2011 long-term growth, measured by revenue, capital management effectiveness, measured by return on equity, and profitability, measured by after-tax operating earnings, and also recognizes individual executive strategic leadership.

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The long-term incentive program was intentionally designed to conservatively manage shareholder dilution through the use of a combination of deferred cash and equity grants. Since 2003, the Company has used deferred cash incentive compensation for over 50% of its long-term incentive plan participants. The use of deferred cash significantly reduces dilution and does not impact the Company’s share reserve. As a result, the Company’s burn rate, overhang, and Shareholder Value Transfer are significantly lower than competitive norms and thresholds established by Institutional Shareholder Services. Because of the higher use of deferred cash, the Company’s named executive officers receive a larger percentage of the total annual share grants than other companies who use equity for all participants.

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In connection with the Company’s Annual Meeting of Shareholders to be held on May 24, 2012, the Company has filed a proxy statement with the Securities and Exchange Commission, which was first mailed and made available electronically to shareholders on April 12, 2012. Shareholders are advised to read this supplemental information in conjunction with the proxy statement. The proxy statement and the Company’s other public filings are available, free of charge, from the Internet website maintained by the SEC at ww.sec.gov. The Company’s public filings are also available through its website under the “Investors” tab at www.unum.com.